NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX ANNOUNCES PLANNED AIRCRAFT SALES
·     Focus on remaining portfolio of newer aircraft and management initiatives
·     Expects to reduce net book value of aircraft portfolio by $450 million
·     Anticipates charges in 4Q 2005
     CHICAGO, December 2 - GATX Corporation (NYSE:GMT) today announced a plan to focus its aircraft leasing portfolio around its newer, more profitable aircraft. As part of this plan, GATX announced its intent to sell up to $450 million of older aircraft assets (including wholly owned and joint venture aircraft), or approximately 23% of its current air portfolio.
     In conjunction with this plan, GATX anticipates reporting after-tax, non-cash charges in the range of $110-$130 million in the fourth quarter of 2005. Sales of targeted aircraft are expected to be substantially complete by the end of 2006. Incremental gains or losses may occur as aircraft sales are completed.
     Brian A. Kenney, chairman and chief executive officer, stated, “Focusing our owned portfolio on the newer aircraft will reduce earnings volatility and allow us to allocate more resources to our aircraft management initiatives. This strategy will improve GATX’s overall asset quality, increase our risk-adjusted returns, and positively impact earnings in our aircraft leasing business. Additionally, the after-tax charges will have no material impact on our leverage and our balance sheet remains strong.”
     The after-tax charge associated with this plan to sell aircraft was not included in the Company’s previously announced 2005 GAAP earnings guidance of $1.90 – $2.10 per diluted share.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, air, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, IL since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(12/02/05)